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                                                                      EXHIBIT 11

                           HANOVER COMPRESSOR COMPANY
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                                  (unaudited)
                    (in thousands, except per share amounts)



                                                             Three months                       Six months
                                                            Ended June 30,                     Ended June 30,
                                                      --------------------------          --------------------------
                                                        1996              1997              1996              1997
                                                      --------          --------          --------          --------
Primary Earnings Per Common Share:
Net income, as reported                               $  2,195          $  3,476          $  4,387          $  6,870
Dividends on preferred stock                              (514)              -              (1,027)              -
                                                      --------          --------          --------          --------
Net income available for common stockholders          $  1,681          $  3,476          $  3,360          $  6,870
                                                      --------          --------          --------          --------
Weighted average common shares outstanding              20,435            22,912            20,356            22,911
Common equivalent shares                                 1,440             1,626             1,426             1,604
Cheap stock                                                708               -                 747               -
                                                      --------          --------          --------          --------
Total common and common equivalent shares               22,583            24,538            22,529            24,515
                                                      --------          --------          --------          --------
Earnings per common share                             $    .07          $    .14          $    .15          $    .28
                                                      ========          ========          ========          ========


Supplemental Earnings per Common Share:
Net income available for
    stockholders                                                        $  3,476                            $  6,870
Add interest on debt to be repaid from proceeds                            1,495                               2,979
Less income tax effect                                                      (590)                             (1,177)
                                                                        --------                            --------
Net income used in supplemental EPS                                        4,381                               8,672
                                                                        --------                            --------
Shares used in primary earnings per common
    share computation                                                     24,538                              24,515
Plus shares assumed to be issued to retire debt                            4,789                               3,996
                                                                        --------                            --------
Shares used in supplemental earnings per
    common share computation                                              29,327                              28,511
                                                                        --------                            --------
Supplemental earnings per common share                                  $    .15                            $    .30
                                                                        ========                            ========



(1) Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible redeemable preferred stock is antidilutive for 1996.